Exhibit 2.3
FIRST AMENDMENT TO THE LIMITED LIABILITY COMPANY AGREEMENT

OF

ARRIVED HOMES 4, LLC
This amendment (“Amendment”) to the Limited Liability Company Agreement of Arrived Homes 4, LLC (“Company”) dated March 6, 2024 (the “Agreement”) is entered into as of February 13, 2025 by the Managing Member of the Company.
WHEREAS, the Arrived Holdings, Inc., in its capacity as Managing Member of the Company, desires to amend the Limited Liability Company Agreement to change the Managing Member from Arrived Holdings, Inc. to Arrived Fund Manager, LLC, an affiliate and wholly owned subsidiary of Arrived Holdings, Inc according to its rights as outlined in Section 4.3(b) of the Agreement.
Amendment
1.
Managing Member: Arrived Holdings, Inc., as the Managing Member, hereby assigns its rights, obligations and title as Managing Member to Arrived Fund Manager, LLC, an affiliate and wholly owned subsidiary of Arrived Holdings, Inc. according to its rights as outlined in Section 4.3(b) of the Agreement.
2.
Continuity of Agreement: Except as expressly amended herein, all other terms and conditions of the Limited Liability Company Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

Arrived Holdings, Inc.
/s/ Ryan Frazier
__________________________
By: Ryan Frazier, CEO

Arrived Fund Manager, LLC
/s/ Ryan Frazier
__________________________
By: Ryan Frazier, CEO of Arrived Holdings, Inc., its Managing Member

Arrived Homes 4, LLC
/s/ Ryan Frazier
__________________________
By: Ryan Frazier, CEO of Arrived Holdings, Inc., its Managing Member